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Exhibit 21.1

SUBSIDIARIES OF CRA INTERNATIONAL, INC.

Name of Organization	Jurisdiction
CRA Security Corporation	Massachusetts
NeuCo, Inc.	Delaware
CRA International Limited	Canada
CRA International (UK) Limited	United Kingdom
InteCap Risk Solutions Limited	United Kingdom
CRA International Limited	New Zealand
CRA International Pty Ltd	Australia
CRA International de Mexica S.A. de C.V.	Mexico
Network Economics Consulting Group PTY LTD	Australia
Lee & Allen Consulting Limited	United Kingdom
Lee & Allen Consulting, Inc.	New York
Economics of Competition and Litigation Limited	United Kingdom

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  Exhibit 21.1
SUBSIDIARIES OF CRA INTERNATIONAL, INC.